Exhibit 10.2

America Online Latin America, Inc.
6600 N. Andrews Avenue, Suite 500
Ft. Lauderdale, FL 33309

April 20, 2005

Time Warner Inc.
One Time Warner Center
New York, New York 10019

Consent Letter

Ladies and Gentlemen:

          Reference is hereby made to the 11% Senior Convertible Notes (as amended, supplemented or otherwise modified, the “Notes”) issued pursuant to the Note Purchase Agreement dated as of March 8, 2002 (as amended, supplemented or otherwise modified, the “Note Purchase Agreement”) among America Online Latin America, Inc., a Delaware corporation (“AOLA”), and Time Warner Inc. f/k/a AOL Time Warner Inc., a Delaware corporation (“TW”). All terms used herein that are defined in the Note Purchase Agreement or the Notes (as applicable) shall have the same meanings herein.

          1. Consent. Subject to the terms and conditions hereof and on the basis of information provided by AOLA to TW to date, notwithstanding anything to the contrary contained in the Note Purchase Agreement or the Notes, including, without limitation, sections 3(b)(i)(B), 6.5, 6.6 and 6.8 of the Notes, TW hereby consents to (i) the Disposition by AOLA of 100% of the equity interests in AOL Mexico S. de R.L. de C.V. (“AOL Mexico”), a company organized under the laws of Mexico, for total cash proceeds at closing of at least $13.0 million (the “AOLA Sub Sale Proceeds”, and such disposition, the “AOLA Sub Sale”); and (ii) the Reorganization (as defined below).

          2. Definitions. As used herein:

     “Sale Costs” shall mean, without duplication, (i) in respect of the AOLA Sub Sale, (x) all amounts permitted to be deducted from aggregate sale proceeds in arriving at “Net Cash Proceeds” in accordance with the terms of the Notes and (y) all indemnity, contribution or reimbursement obligations that are incurred and become payable by AOLA or any of its affiliates to the purchaser or any of its affiliates pursuant to the documents evidencing the AOLA Sub Sale; (ii) all reasonable out-of-pocket costs incurred in connection with the Reorganization; and (iii) the expenses referred to in paragraph 8 hereof.

     “New AOL Mexico” shall mean AOL S. de R.L. de C.V., a wholly-owned subsidiary of AOLA organized under the laws of Mexico.

     “Net Working Capital Position” shall mean (i) the current assets of AOL Mexico (or any time following the Reorganization, New AOL Mexico) at the time of determination, determined in accordance with generally accepted accounting principles in the United States (“GAAP”), but excluding, to the extent otherwise included therein, the value of any net operating losses of AOL Mexico which are to remain at AOL Mexico after giving effect to the Reorganization, any proceeds remaining in the Sale Proceeds Account (as defined below), and any intercompany accounts receivable from AOLA or any of its affiliates, less (ii) the current liabilities of AOL Mexico (or at any time following the Reorganization, New AOL Mexico) at such time, determined in accordance with GAAP, but excluding, to the extent otherwise included therein, any indebtedness or accrued and unpaid interest in respect of the Notes and intercompany accounts payable to AOLA or any of its affiliates. Notwithstanding the foregoing, Sale Costs incurred after January 31, 2005 shall be excluded for purposes of establishing the Net Working Capital Position to the extent otherwise impacting the calculation thereof.

     “Reorganization” shall mean the transfer of substantially all of AOL Mexico’s assets and liabilities, other than the net operating losses and certain assets and liabilities related thereto, to New AOL Mexico.

          3. Conditions. TW’s consent as provided in paragraph 1 hereof is subject to the following conditions:

(i) Upon consummation of the AOLA Sub Sale, AOLA shall instruct the proposed purchaser (the “Purchaser”) of AOL Mexico to wire the AOLA Sub Sale Proceeds to AOLA which will then immediately wire the funds (pursuant to a subordinated loan agreement on terms reasonably satisfactory to TW) into an interest-bearing account (the “Sale Proceeds Account”) belonging to and in the name of New AOL Mexico, which account shall be established by New AOL Mexico specifically for the purposes set forth in clause (ii) below.

(ii) Neither AOLA nor New AOL Mexico shall have the right to withdraw or direct the disposition of the AOLA Sub Sale Proceeds from the Sale Proceeds Account without the advance written consent of TW, except solely for the following purposes (in each case to the extent of positive proceeds remaining in the Sale Proceeds Account):

a.	to pay or reimburse all out-of-pocket Sale Costs directly associated with the AOLA Sub Sale, including, without limitation, all reasonable fees and expenses of counsel and any other professional retained by AOLA, New AOL Mexico, or (to the extent AOLA or New AOL Mexico is responsible, directly to the third party or pursuant to the documentation evidencing the AOL Sub Sale, for payment of such fees) AOL

Mexico, following the consummation of the AOLA Sub Sale incurred in connection with any issue regarding the amount of any alternative minimum or other tax required to be paid, if any, in connection with the AOLA Sub Sale, including obtaining an opinion of counsel that such taxes are not required to be paid;

b.	if AOLA discontinues funding New AOL Mexico’s operating deficit, or the costs associated with the sale or disposition of New AOL Mexico or cessation of New AOL Mexico’s operations, through additional cash infusions from AOLA because, among other things, AOLA determines in good faith that its cash resources are required to fund the operating deficits of its other subsidiaries, or if the board of directors of New AOL Mexico determines in good faith that additional funds are necessary for New AOL Mexico to finance its then remaining ordinary course operations on an arm’s length basis, to pay, to the extent of such insufficiency or as so required, ordinary course operating expenses of New AOL Mexico and/or costs associated with the disposition or orderly cessation of New AOL Mexico’s operations, including payment in good faith of all of New AOL Mexico’s creditors, if applicable, and the liquidation and dissolution, if applicable, of New AOL Mexico in accordance with Mexican law; and

c.	if following (i) the cessation of New AOL Mexico’s operations, including the liquidation and dissolution of New AOL Mexico and the payment of amounts permitted to be paid in accordance with clauses (a) and (b) above, or (ii) a disposition of New AOL Mexico and satisfaction of all retained liabilities to creditors of New AOL Mexico and (to the extent New AOL Mexico and/or AOLA remain liable in respect thereof pursuant to applicable law) retained liabilities to creditors of AOL Mexico, there are any funds remaining in the Sale Proceeds Account, AOLA shall, to the extent not prohibited by Mexican foreign exchange or capital repatriation regulations, cause New AOL Mexico to remit such funds (net of any applicable withholding taxes or other governmentally imposed charges) to TW as payment toward the outstanding principal owed by AOLA under the Notes (unless, and to the extent, the Board of Directors, in its good faith judgment based on advice of Mexican counsel, determines, and thereafter continues in good faith to believe, that the remittance to TW of the remaining funds in the Sale Proceeds Account could reasonably be expected to result in liability to AOLA or the former or then-current officers and directors of AOLA or New AOL Mexico and its predecessors in interest).

          4. Operation of New AOL Mexico; Etc. AOLA, on behalf of itself, AOL Mexico, and, following the consummation of the Reorganization, New AOL Mexico, covenants and agrees that:

(i) from and after the execution and delivery of this Consent Letter, AOLA shall ensure that AOL Mexico, and at any time after the Reorganization is completed, New AOL Mexico, does not incur any additional liabilities, other than (A) those incurred in connection with (x) the Reorganization or (y) the consummation, or good faith efforts to consummate, the AOLA Sub Sale, and/or the disposition or winding-up of New AOL Mexico, and (B) at any time prior to the disposition or winding-up of AOL Mexico or, after consummation of the Reorganization, New AOL Mexico, such liabilities as would otherwise have been incurred by it in the ordinary course of business consistent with past practice;

(ii) at all times prior to the initiation of the cessation of operations of AOL Mexico, or after the Reorganization is completed, New AOL Mexico, the Net Working Capital Position of AOL Mexico or New AOL Mexico, as the case may be, as of the last day of any calendar quarter (beginning with the quarter ending March 31, 2005), shall not be less than $(5,947,000) (which amount constitutes a 10% margin off the average of the quarterly 2004 and January 31, 2005 Net Working Capital Positions of $(5,407,000)); and

(iii) at any time after clause 4(ii) above is no longer in effect, no liabilities or expenses will be incurred by or on behalf of AOL Mexico, or after the Reorganization is completed, New AOL Mexico, other than those incurred in furtherance of or incident to the sale, disposition and/or cessation of operations and wind-down of AOL Mexico or New AOL Mexico. All assets remaining at AOL Mexico or New AOL Mexico, as the case may be, following such sale, disposition and/or cessation of operations and wind-down (other than any remaining in the Sale Proceeds Account, which shall be distributed in accordance with Section 3(ii) above), shall be used to fund expenses incurred in furtherance of or incident to the sale, disposition and/or cessation of operations and wind-down of other AOLA subsidiaries, or distributed to the stakeholders of AOLA in accordance with any applicable agreement of such stakeholders or as their interests may appear.

          5. Termination Date. This Consent Letter shall cease to be effective unless the AOLA Sub Sale is consummated on or prior to May 1, 2005, unless such date is extended by the mutual written agreement of the parties.

          6. Bankruptcy. If AOLA commences a proceeding (a “Bankruptcy Proceeding”) under chapter 11 or chapter 7 of title 11 of the United States Code, and AOLA determines that it would require the authorization of the bankruptcy court presiding over the Bankruptcy Proceeding to continue to use the AOLA Sub Sale

Proceeds in the manner prescribed by section 3 above, TW hereby agrees not to object or cause any Person to object to the use of, or support any objection that restricts AOLA’s or New AOL Mexico’s ability to use, the AOLA Sub Sale Proceeds in the manner set forth in section 3 above. Nothing in this Section 6 shall be deemed to be a waiver or forbearance by TW in respect of any of its rights under and in respect of the Notes or the Note Purchase Agreement, except as expressly stated herein.

          7. Representations and Warranties. AOLA hereby represents and warrants to TW that (i) it has the requisite corporate power and authority to execute and deliver this Consent Letter and that this Consent Letter shall constitute a valid and enforceable obligation against it, and (ii) Exhibit A hereto sets forth the Net Working Capital Position of AOL Mexico or, after giving effect to the Reorganization, New AOL Mexico, as of the last day of each calendar quarter of 2004 and as of January 31, 2005.

          8. Expenses. AOLA hereby agrees to pay the reasonable fees, disbursements and other charges of Simpson Thacher & Bartlett LLP associated with the analysis and assessment of the Reorganization and the AOLA Sub Sale, and the preparation, execution, and delivery of this Consent Letter.

          9. References. All references to the Notes and the Note Purchase Agreement and any other documents and instruments delivered pursuant to or in connection therewith shall mean the Notes and the Note Purchase Agreement as modified hereby and as may in the future be amended, restated, supplemented or otherwise modified from time to time. This Consent Letter shall constitute a part of the Note Purchase Agreement and the Notes, including for purposes of section 7(a)(iii)(B) of the Notes.

          10. Counterparts. This Consent Letter may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which, when taken together, shall constitute but one and the same instrument.

          11. Governing Law. This Consent Letter shall be construed in accordance with and governed by the laws of the State of New York.

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Very truly yours,

America Online Latin America, Inc.
By:	/s/ David A. Bruscino
	Name:	David A. Bruscino
	Title:	Vice President, General Counsel and Secretary

Acknowledged and Agreed to
as of the 20th day of April 2005

Time Warner Inc.

By:	/s/ Katherine Brown
	Name:	Katherine Brown
	Title:	SVP, Mergers and Acquisitions

EXHIBIT A

Historic Net Working Capital Positions

Last Day of March, 2004	$(5,573,000)
Last Day of June, 2004	$(4,412,000)
Last Day of September 2004	$(5,507,000)
Last Day of December, 2004	$(5,755,000)
Last Day of January, 2005	$(5,787,000)